UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2016 (May 17, 2016)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 17, 2016, Magellan Petroleum Corporation (the “Company”) received a letter from the Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) indicating that the Company’s stockholders’ equity as reported in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2016 did not meet the minimum $2.5 million required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Stock Market Rule 5550(b)(1).
The issuance of the letter has no immediate effect on the listing of the common stock of the Company. Pursuant to the letter, the Company will be provided with 45 calendar days, or until July 1, 2016, in which to submit a plan to the NASDAQ to regain compliance. If the plan is accepted, the Company may be provided with up to 180 calendar days from May 17, 2016 to evidence compliance. The Company believes that the combination of the previously announced transactions contemplated by the Exchange Agreement with One Stone Holdings II LP, which is subject to stockholder approval and expected to close at the end of June 2016, and the sale of certain of the Company’s assets should result in an increase of the Company’s stockholders’ equity sufficient to achieve compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

May 20, 2016